September 7, 2007

Prospector Funds, Inc.
370 Church Street
Guilford, Connecticut 06437

Re:	Subscription for Shares

Ladies and Gentlemen:

Prospector Partners Asset Management, LLC (“PPAM”), in consideration of the formation of Prospector Funds, Inc. (the “Fund”) and its two initial series, Prospector Capital Appreciation Fund (the “Capital Appreciation Fund”) and Prospector Opportunity Fund, (the “Opportunity Fund”), hereby subscribes for 3,334 shares of beneficial interest, par value $0.001 per share, of each of the Capital Appreciation Fund and the Opportunity Fund and agrees to pay $100,020 for the Shares ($15.00 per share).

This subscription will be payable and the Shares subscribed for in this letter will be issued prior to the effective date of the registration of the Shares under the Securities Act of 1933, as amended (the “Act”).

In connection with your sale to us today of the Shares, we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended; (ii) your sale of the Shares to us is in reliance on the sale's being exempt under Section 4(2) of the Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein or with the current intention to redeem the Shares. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Securities Act of 1933, as amended, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Very truly yours,

PROSPECTOR PARTNERS ASSET MANAGEMENT, LLC

By:  /s/ Peter N. Perugini, Jr.
       Name: Peter N. Perugini, Jr.
       Title: CFO

SK 02081 0009 810384